ROYALTY AGREEMENT

     This Royalty Agreement made on the 8th day of June, 2000, by and between Benex Group, Inc. (BGI) and Sundial Marketing Group, Inc. (SMGI) and/or its assigns in consideration of the following:

     WHEREAS, SMGI provided capital investment and other support services in the creation and establishment of BGI and,

     WHEREAS, SMGI is committed to a capital contribution of a minimum of $500,000.00 to BGI, of which approximately $200,000.00 has been paid BGI. The remainder will be funded by sale of stock on deposit,

     WHEREAS,  BGI will benefit greatly from the investment and support of SMGI;

     THEREFORE,  the  following  is  mutually  agreed  upon:

1. Benex Group, Inc. will pay Sundial Marketing Group, Inc. a five percent (5%) royalty on the net sales. Benex shall report on or before the end of each month the receipts for the month and Sundial shall issue an invoice for the royalty back to Benex. The royalty to be payable only upon completion of the agreed upon fnding above and ninety (90) days has expired.

2. BGI financial records will be open for inspection to verify sales anytime during working hours upon timely notice by a representative of SMGI. Timely notice shall be at least two (2) days prior to inspection.

3. After a period of ninety (90) days BGI may choose, at BGI option, to convert this Royalty Agreement to a forty-five (45) percent equity position in Benex Group, Inc. for Sundial Marketing Group, Inc.

4. This Agreement may not be altered or amended without the expressed written consent of all parties hereto.

5. This Agreement is intented by the parties to be governed and construed in accordance with the laws of the State of Texas.

6. This Agreement shall not be severable or divisible in any way but it is specifically agreed that, if any provision should be invalid, that the invalidity shall not affect the validity of the remainder of the Agreement.

     THIS  AGREEMENT  IS  EXECUTED  ON  THE  ABOVE  DATE  BY:

BENEX  GROUP,  INC.                            SUNDIAL  MARKETING  GROUP,  INC.


/s/  Harry  W.  Surraney                       /s/  Ben  Nibarger
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